EXHIBIT 5

KENNEDY & BARIS, L.L.P.
ATTORNEYS AT LAW
SUITE P-15
TEXAS OFFICE:	4701 SANGAMORE ROAD	WASHINGTON DC OFFICE:
SUITE 800	BETHESDA, MD 20816	SUITE 320
112 EAST PECAN STREET	(301) 229-3400	1225 NINETEENTH STREET, NW
SAN ANTONIO, TX 78205	FAX: (301) 229-2443	WASHINGTON, DC 20036
(210) 228-9500		(202) 835-0313
FAX: (210) 228-0781		FAX: (202) 835-0319

April 30, 2007

Board of Directors

Virginia Commerce Bancorp, Inc.

5350 Lee Highway

Arlington, Virginia 22207

Gentlemen:

As special legal counsel to Virginia Commerce Bancorp, Inc. (the “Company”), we have participated in the preparation of the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the issuance of up to an additional 500,000 shares, (the “Shares”) of the Company’s Common Stock pursuant to the exercise of options to be issued under the Virginia Commerce Bancorp, Inc. Amended and Restated 1998 Stock Option Plan (the “Plan”).

As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made such examinations of law and other inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion.  Based upon such examinations we are of the opinion that the Shares, when issued in accordance with the provisions of the Plan and the options granted pursuant thereto, will be duly authorized, validly issued, fully paid and non-assessable shares of the Common Stock of the Company.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-8 filed by the Company and to the reference to our firm contained.

Sincerely,

/s/ Kennedy & Baris, L.L.P.